Exhibit 99.1

Solta Medical Reports FDA Clearance Received for Second Generation LipoSonix® System

HAYWARD, Calif., October 24, 2011 — Solta Medical, Inc. (Solta) (NASDAQ: SLTM), a global leader in the medical aesthetics market, today announced that Medicis Technologies Corporation (formerly LipoSonix, Inc.), a subsidiary of Medicis Phamaceutical Corporation (Medicis) has received U.S. Food and Drug Administration (FDA) clearance of the second generation LipoSonix system specifically indicated for non-invasive waist circumference reduction. The LipoSonix system delivers high intensity focused ultrasound (HIFU) energy that can disrupt subcutaneous adipose tissue to provide a non-invasive approach to achieve a desired aesthetic effect. Per the terms of the agreement announced on September 13, 2011 for Solta to acquire the LipoSonix subsidiary from Medicis, with the closing of the acquisition, Solta will make a one-time payment to Medicis of $20 million with respect to this clearance, in addition to the $15 million due at closing.

“Compared to its predecessor, the second generation LipoSonix system provides a treatment area that is 2.7 times as large for faster treatment times, has improved ergonomics and ease of use for the practitioner, and has a much smaller footprint in the physician’s office,” said Stephen J. Fanning, Chairman, President & CEO of Solta Medical. “We congratulate Medicis on receiving FDA clearance for the second generation LipoSonix system prior to our previously anticipated timeframe of first quarter 2012. We look forward to closing the transaction and entering the fast growing non-invasive fat reduction market.”

The transaction is expected to close during the fourth quarter of 2011. Solta expects to fund the acquisition through existing cash balances and credit facilities.

The first generation LipoSonix system is currently marketed in Canada, the European Union and Japan. Medicis will continue supporting existing LipoSonix customers worldwide until Solta assumes this responsibility after closing.

Clinical Studies

The LipoSonix system was evaluated in a multicenter, randomized, sham–controlled, single blind study. Treatment with the LipoSonix system was shown to be superior to a sham control in reducing waist circumference, meeting the pre–specified primary endpoint of the study. The 59 J/cm2 treatment group demonstrated an approximately 1 cm greater waist circumference reduction as compared to sham. On average, the mean change in waist circumference of approximately 2.6 cm (1 inch) compared to baseline was demonstrated in the 59 J/cm2 treatment group. This could equal one dress or pant size.

The safety of treatment with the LipoSonix system was assessed through 24 weeks post–treatment. Safety was assessed by monitoring adverse events, results from a pre–specified battery of blood tests and physical examinations. The adverse events resulting from treatment with the LipoSonix system during this study included procedural pain, post–procedural pain, bruising and swelling. These were mostly mild, short–lived in duration, and resolved without incident. There were no serious adverse events or unanticipated adverse device effects related to treatment with the investigational device.1

The Market

The LipoSonix treatment is not intended as a replacement for liposuction surgery or a healthy lifestyle, or a way to lose weight, but as a noninvasive, nonsurgical approach to aesthetic waist circumference reduction when diet and exercise are not enough. According to the American Society for Aesthetic Plastic Surgery (ASAPS), liposuction represented the second highest number of surgical cosmetic procedures in 2010 with over 280,000 procedures. This equates to a combined U.S. market of over $1.6 billion for liposuction and abdominoplasty.2

About the LipoSonix System

The LipoSonix system technology was developed over a period of 10 years by leading scientists and ultrasound experts with more than 200 years of combined experience in the development of therapeutic and diagnostic ultrasound devices.

The LipoSonix system uses advanced high–intensity focused ultrasound (HIFU) technology to permanently destroy targeted fat just beneath the skin in the treatment areas of the abdomen and flanks as a noninvasive, nonsurgical approach to aesthetic waist circumference reduction. Clinical studies conducted by Medicis Technologies Corporation showed an average waist circumference reduction of approximately 2.6 cm after a single treatment with the LipoSonix system. Office visit time and individual results may vary. Results are typically seen in 8 to 12 weeks.

The LipoSonix treatment is not a replacement for liposuction surgery or a healthy lifestyle, or a way to lose weight. No special diet or exercise program is required. The LipoSonix system has a well–defined safety profile. There is no need for anesthesia.

Important Safety Information for the LipoSonix System

The LipoSonix treatment may pose certain risks and may not be suitable for everyone. The LipoSonix system is intended for adults over 18 years of age who have at least 1.0 cm of fat thickness beyond the selected treatment focal depth of the system in the area to be treated. The most frequently reported side effects during the LipoSonix treatment are: discomfort, pain, cold, prickling, tingling or warmth. The most frequently reported side effects after the LipoSonix treatment, when used as recommended, are: pain (discomfort), bruising, redness and swelling, which are generally described (or rated) as mild. You should not have the LipoSonix treatment if you are pregnant or think you may be pregnant. The LipoSonix treatment is available only from a qualified healthcare professional.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective solutions for patients that enhance and expand the practice of medical aesthetics for physicians. The company offers products to address a range of skin issues under the industry’s five premier brands: Thermage®, Fraxel®, Isolaz®, CLARO® and Clear + Brilliant®. Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Isolaz was the first laser or light based system indicated for the treatment of inflammatory acne, comedonal acne, pustular acne, and mild–to–moderate inflammatory acne. CLARO is a personal care acne system that is the first FDA cleared over–the–counter IPL device that uses a powerful combination of both heat and light to clear skin quickly and naturally. Clear + Brilliant is a unique, cost–effective treatment that utilizes safe, fractional laser technology to correct and prevent early signs of aging and is FDA cleared and CE marked. Since 2002, approximately one million Thermage, Fraxel and Isolaz procedures have been performed in over 100 countries. For more information about Solta Medical, call 1-877-782-2286 or log on to www.Solta.com.

Forward-Looking Statements

This press release contains forward–looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Examples of such forward–looking statements include, but are not limited to, the expected date of closing of the transaction. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta’s actual results or the occurrence of expected events to differ materially from the statements contained herein. Factors that might cause such a difference include risks arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory clearances and closing conditions relating to the transaction, risks inherent in acquisitions of technologies and businesses, including the timing and successful completion of technology and product development, integration issues, costs and unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property, and tax or employment issues. Further information on potential risk factors that could affect Solta’s business and its financial results are detailed in its Form 10–K for the year ended December 31,

2010, and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward–looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Solta undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SOURCE Solta Medical, Inc.

CONTACT:

Jack Glenn	Doug Sherk/Jenifer Kirtland (investors)
Chief Financial Officer	EVC Group
510-786-6890	415-568-4887

Lindsay Caulfield (media)
Cohn & Wolfe
404-200-0709

Web Site: http://www.Solta.com

[1]

Jewell ML, et al, Randomized Sham–Controlled Trial to Evaluate the Safety and Effectiveness of a High–Intensity Focused Ultrasound Device for Noninvasive Body Sculpting, Plast. Reconstr. Surg. 2011 Jul; 128(1):253-262

[2]	American Society for Aesthetic Plastic Surgery, Cosmetic Surgery National Data Bank Statistics, 2010